Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of ImmuCell Corporation of our report dated March 30, 2026, relating to the financial statements of ImmuCell Corporation, appearing in the Annual Report on Form 10-K of ImmuCell Corporation as of and for the years ended December 31, 2025 and 2024.

/s/ Wipfli LLP

Radnor, Pennsylvania

November 12, 2026